Exhibit 10.1
April 1, 2008
Mr. Dane Saglio
Chief Financial Officer
EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850
Dear Dane,
Reference is herby made to that certain Employment Agreement by and between EntreMed, Inc. (the “Company”) and you, effective as of July 1, 2004, as amended from time to time (the “Employment Agreement”).
Section 4 of the Employment Agreement is hereby amended and restated in its entirety as follows:
“4. Term. The term of this Agreement shall be the period commencing July 1, 2007 through June 30, 2008 (the “Initial Term”); provided, however, that the Term of the Employment Agreement shall be extended automatically for successive one year periods (each one-year extension a “Successor Term” and together with the Initial Term referred to herein as the “Term”) unless written notice of nonextension is provided by either party to the other party at least sixty (60) days prior to the end of the Initial Term or any Successor Term.
If the Company, in its sole discretion, elects not to extend this Agreement at the end of the Initial Term or for any Successor Term for any reason (a “Non-Renewal”), the Company shall pay Executive’s annual base salary in effect as of the date of the notice of Non-Renewal for the six (6) month period following the expiration of the Initial Term or any Successor Term, as applicable, payable in accordance with the Company’s customary payroll policy for its executives and Executive shall be entitled to receive the benefits set forth in Section 8(d)(ii) for six (6) months.
In the event this Agreement is not extended at the end of the Initial Term or any Successor Term, only paragraphs 6, 7, 8(g), 8(h), 8(i) and 11 shall survive such termination.
Executive understands and agrees that the Board or a committee thereof may, in its sole discretion and without notice to Executive, elect not to extend this Agreement and in such event not to, either by contract or practice, continue any of the provisions set forth herein, except for those provisions that survive termination as set forth in this paragraph 4. Executive further acknowledges that any such decision by the Board or a committee thereof not to extend the Term of this Agreement shall not be deemed “Termination Without Cause” for the purposes of Section 8(d) or any other provision of this Agreement, including, but not limited to, a “Resignation for Good Reason” under Section 9.”
All other terms of the Employment Agreement remain in effect.
Please acknowledge your acceptance of such amendments to the Employment Agreement by countersigning in the space below. This amendment to the Employment Agreement will be effective on the date of your signature.
I look forward to continuing working with you.

Sincerely,
/s/ James S. Burns
James S. Burns
President & CEO

Agreed to and Accepted as of the 1st day of April, 2008:
/s/ Dane Saglio
Dane Saglio